Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of June 11, 2007, is entered into among PC MALL, INC., a Delaware corporation formerly known as IdeaMall, Inc. (“PC Mall”), PC MALL SALES, INC., a California corporation formerly known as Creative Computers, Inc. (“PC Mall Sales”), ELINUX.COM, INC., a Delaware corporation (“eLinux”), WAREFORCE CORP., a Delaware corporation formerly known as WF Acquisition Sub, Inc. (“Wareforce”), COMPUTABILITY LIMITED, a Delaware corporation (“Computability”), AF SERVICES, LLC, a Delaware limited liability company, as successor by merger to AF Services, Inc. (“AF Services”), PC MALL GOV, INC., a Delaware corporation (“PCMG”), SIFY, INC., a Delaware corporation formerly known as ClubMac, Inc. (“SIFY”), ONSALE, INC., a Delaware corporation (“Onsale”), AV ACQUISITION, INC., a Delaware corporation (“AV Acquisition”), GMR SYSTEMS, INC., a Delaware corporation formerly known as Mall Acquisition 1, Inc (“GMRS”), MALL ACQUISITION 2, INC., a Delaware corporation formerly known as PCMall.com, Inc. (“Acquisition 2”), MALL ACQUISITION 3, INC., a Delaware corporation (“Acquisition 3”), MALL MARKETING, INC., a Delaware corporation (“Mall Marketing”), OSRP, LLC, a Delaware limited liability company (“OSRP”), PC MALL CANADA, INC., a Quebec corporation (“PC Mall Canada” and together with PC Mall, PC Mall Sales, eLinux, Wareforce, Computability, AF Services, PCMG, SIFY, Onsale, AV Acquisition, GMRS, Acquisition 2, Acquisition 3, Mall Marketing and OSRP, collectively referred to herein as “Borrowers”, and each a “Borrower”), WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation formerly known as Congress Financial Corporation (Western), as administrative and collateral agent for the Lenders under the Loan Agreement (in such capacity, “Agent”), and each of the financial institutions party to the Loan Agreement as a Lender (collectively, “Lenders”).

RECITALS

A.       Borrowers, Agent and Lenders have previously entered into that certain Amended and Restated Loan and Security Agreement dated as of August 1, 2005 (as amended, restated, supplemented, or modified from time to time, the “Loan Agreement”), pursuant to which Agent and Lenders have made certain loans and financial accommodations available to Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.           The parties now desire to amend the Loan Agreement upon the terms and conditions set forth herein.

C.           Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Loan Agreement.

(a)          The following definition is hereby added to the Loan Agreement as Section 1.55.1:

“1.55.1 ‘Prime Rate Margin’ shall mean, on a monthly basis, the percentage points set forth below based on the “average daily amount” of Excess Availability, as determined by Agent, during the immediately preceding calendar month:

Pricing Level	Average Excess Availability	Prime Rate Margin
I	Less than $20,000,000	0.00%
II	Greater than or equal to $20,000,000	0.25%

; provided, however, that (i) after the occurrence and during the continuance of an Event of Default, the Prime Rate Margin shall be the percentage points specified for Pricing Level I as set forth in this definition; and (ii) if any borrowing base certificate delivered to Agent is subsequently determined to be incorrect in any material respect, Agent may reduce or increase the Prime Rate Margin retroactively to the beginning of the relevant month to the extent that such error caused the Prime Rate Margin to be different from the Prime Rate Margin that would have been in effect if the error was not made.”

(b)          The definition of “Adjusted Tangible Net Worth” set forth in Section 1.3 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“ ‘Adjusted Tangible Net Worth’ shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, excluding Intangible Assets, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP

(including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Agent. Notwithstanding the foregoing, to the extent the aggregate net book value of all assets of any Target (as defined in Section 9.10 hereof) acquired by any Borrower after May 1, 2007 is included in the calculation of “Adjusted Tangible Net Worth” of the Borrowers, the Intangible Assets of such Target shall not be excluded under clause (a)(i) above to the extent the acquisition of such Target is approved by Agent, in its sole discretion, in a separate written approval executed by Agent.”

(c)          Clause (a) of the definition of “Eligible Accounts” set forth in Section 1.20 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(a)        such Accounts arise from the actual and bona fide sale and delivery of goods by Borrowers or rendition of services by Borrowers in the ordinary course of their business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;”

(d)          Clause (f) of the definition of “Eligible Accounts” set forth in Section 1.20 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(f)         such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon a Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;”

(e)          Clause (o) of the definition of “Eligible Accounts” set forth in Section 1.20 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(o)	Intentionally Omitted;”

(f)           Clause (r) of the definition of “Eligible Accounts” set forth in Section 1.20 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(r)         to the extent such Accounts are owed by the United States of America, any State, political subdivision, agency or instrumentality thereof, with respect to which Borrowers have not fully complied with the Federal Assignment of Claims Act of 1940, as amended, or any similar state or local law, if applicable, such Accounts: (i) do not constitute more than forty percent (40%) of all otherwise Eligible Accounts (but the portion of such Accounts not in excess of such percentage may be deemed Eligible Accounts); (ii) are reported separately from all other Accounts on the applicable borrowing base certificate delivered by Borrowers to Agent; and (iii) do not relate to any single contract (other than GSA Schedule, NASA SEWP 3, NASA SEWP 4, NIH ECS-3, Library of Congress and any future contracts entered into by PCMG that may be similar in scope, duration, and have similar terms and conditions as such foregoing contracts) where the consideration to be paid to Borrowers under such contract is greater than $2,500,000 and the term or duration of such contract is greater than one (1) year, unless Borrowers have given Agent separate written notice of such contract (it being understood that Agent, in its sole discretion, may require Borrowers to comply with the Federal Assignment of Claims Act of 1940, as amended, or any similar state or local law, with respect to any such contract which Borrowers are required to give Agent notice of).”

(g)          The definition of “Eurodollar Rate Margin” in Section 1.29 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.29 ‘Eurodollar Rate Margin’ shall mean, on a monthly basis, the percentage points set forth below based on the “average daily amount” of Excess Availability, as determined by Agent, during the immediately preceding calendar month:

Pricing Level	Average Excess Availability	Eurodollar Rate Margin
I	Less than $20,000,000	1.75%
II	Greater than or equal to $20,000,000	1.50%

; provided, however, that (i) after the occurrence and during the continuance of an Event of Default, the Eurodollar Rate Margin shall be the percentage points specified for Pricing Level I as set forth in this definition; and (ii) if any borrowing base certificate delivered to Agent is subsequently determined to be incorrect in any material respect, Agent may reduce or increase the Eurodollar Rate Margin retroactively to the beginning of the relevant month to the extent that such error caused the Eurodollar Rate Margin to be different from the Eurodollar Rate Margin that would have been in effect if the error was not made.”

(h)          The definition of “Final Maturity Date” in Section 1.32 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.32 ‘Final Maturity Date’ shall mean March 31, 2011.”

(i)           Section 2.1(a)(i) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(i)         ninety percent (90%) of the Net Amount of Eligible Accounts, provided, that, such percentage advance rate shall be reduced by one percent (1%) for each percentage point by which the dilution rate on the Accounts, as determined by Agent in good faith based on the ratio of (A) the aggregate amount of reductions in Accounts other than as a result of payments in cash, to (B) the aggregate amount of total sales, exceeds five percent (5%), and provided further, that, the total sum available under this Section 2.1(a)(i) based upon Credit Card/Check Processing Receivables shall not exceed Ten Million Dollars ($10,000,000) at any time; plus”

(j)           The phrase “seventy-five percent (75%)” set forth in Section 2.1(a)(ii)(A)(3) of the Loan Agreement is hereby amended and replaced with the phrase “eighty percent (80%)”.

(k)          Section 2.1(a)(ii)(B) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(B)	Forty Million Dollars ($40,000,000), minus”

(l)           Section 3.1(a) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(a)        Except as provided in Sections 3.1(b), (c), (d) and (e) below, Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the non-contingent Obligations at the Prime Rate minus the applicable Prime Rate Margin.”

(m)         The second sentence of Section 3.1(f) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the day any change in such Prime Rate is announced.”

(n)          Section 7.3(d) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(d)        (i) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent a full written appraisal as to the Inventory in form, scope and methodology acceptable to Agent and addressing such issues as Agent may require in its commercially reasonable judgment, issued by an appraiser acceptable to Agent, and addressed to Agent and Lenders or upon which Agent and Lenders are expressly permitted to rely (with the understanding that Agent may revise the definition of ‘Eligible Inventory’ hereunder or establish Availability Reserves as Agent may deem advisable in its sole discretion based upon the results of such updated appraisals); (ii) at any time upon the occurrence and during the continuance of an Event of Default, and up to three (3) times in any twelve month period immediately following any month where the average amount of outstanding Loans, Letter of Credit Accommodations and other Obligations which are made with respect to Inventory in such month is greater than the lesser of (i) twenty-five percent (25%) of the average amount calculated under Section 2.1(a)(ii)(A) during such month, or (ii) $25,000,000, upon Agent’s request, Borrowers shall, at their expense, deliver or cause to be delivered to Agent a desktop appraisal as to the Inventory in form, scope and methodology acceptable to Agent and addressing such issues as Agent may require in its commercially reasonable judgment, issued by an appraiser acceptable to Agent, and addressed to Agent and Lenders or upon which Agent and Lenders are expressly permitted to rely (with the understanding that Agent may revise the definition of ‘Eligible Inventory’ hereunder or establish Availability Reserves as Agent may deem advisable in its sole discretion based upon the results of such updated appraisals);”

2.            Term Loan. With respect to Section 2.3(a) of the Loan Agreement, and subject to the terms and conditions of this Amendment and the Loan Agreement, at Borrowers’ election exercised by written notice given to Agent at any time within one hundred fifty (150) days of the date of this Amendment, each Term Loan Lender severally (and not jointly) shall make a term loan to Borrowers in an amount equal to such Term Loan Lender’s Pro Rate Share of the amount necessary to increase the aggregate outstanding principal amount of the Term Loans to either (a) Four Million Two Hundred Thousand Dollars ($4,200,000), or (b) seventy percent (70%) of the “Fair Market Value” of the Real Estate as set forth in an updated appraisal received by Agent, conducted by appraisers acceptable to Agent and in form and substance reasonably satisfactory to Agent; provided, that before making such term loans, (i) each Term Loan Lender shall have received an amended and restated Term Note fully executed by the Borrowers, in form and substance satisfactory to Agent, (ii) Agent shall have received an executed amendment to Agent’s deed of trust against the Real Estate, together with endorsements to the title policy covering such deed of trust (to ensure the validity and priority of such deed of trust as so amended), all in form and substance satisfactory to Agent, and (iii) Agent, at its election, and at Borrowers’ expense, shall have received (1) an updated written appraisal of the Real Estate conducted by appraisers acceptable to Agent and in form and substance reasonably satisfactory to Agent, and (2) environmental audits of the Real Estate conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology satisfactory to Agent, the results of which shall be satisfactory to Agent. Such Term Loans (as increased) shall: (1) constitute the Term Loans as defined in the Loan Agreement, (2) be evidenced by the Term Notes (as amended and restated as provided above), (3) be repaid with interest in accordance with the Loan Agreement, the Term Notes and other Financing Agreements, (4) be secured by all of the Collateral, (5) if increased as set forth in clause (a) above, be amortized at a rate of Fifty Thousand Dollars ($50,000) per month, and (6) if increased as set forth in clause (b) above, be amortized at a rate sufficient to repay such Term Loans over an assumed term of eighty-four (84) months.

3.            Effectiveness of this Amendment. Agent must have received the following items, in form and content acceptable to Agent, before this Amendment is effective.

(a)          This Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b)          For the benefit of the Agent, a non-refundable syndication fee in the amount of Twenty-Five Thousand Dollars ($25,000), which fee is fully earned as of and due and payable on the date hereof.

(c)          For the ratable benefit of the Lenders, a non-refundable accommodation fee in the amount of Two Hundred Fifty Thousand Dollars ($250,000), which fee is fully earned as of and due and payable on the date hereof.

(d)          All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

4.            Representations and Warranties. Each Borrower represents and warrants as follows:

(a)          Authority. Such Borrower has the requisite corporate or company power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by such Borrower of this Amendment have been duly approved by all necessary corporate or company action and no other corporate or company proceedings are necessary to consummate such transactions.

(b)          Enforceability. This Amendment has been duly executed and delivered by such Borrower. This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, and is in full force and effect.

(c)          Representations and Warranties. The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d)          Due Execution. The execution, delivery and performance of this Amendment are within the power of such Borrower, have been duly authorized by all necessary corporate or company action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on such Borrower.

(e)          No Default. No event has occurred and is continuing that constitutes an Event of Default.

5.            Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

6.            Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

7.	Reference to and Effect on the Financing Agreements.

(a)          Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b)          Except as specifically provided above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers to Agent and Lenders.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

(d)          To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

8.            Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the other Financing Agreements effective as of the date hereof.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

AGENT:
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent
By: /s/ Gary D. Cassianni Name: Gary D. Cassianni Title: Vice President
LENDERS:
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)
By: /s/ Gary D. Cassianni Name: Gary D. Cassianni Title: Vice President
BANK OF AMERICA, N.A.
By: /s/ Matthew Bourgeois Name: Matthew Bourgeois Title: Senior Vice President
LASALLE BUSINESS CREDIT, LLC
By: /s/ Steve Friedlander Name: Steve Friedlander Title: Senior Vice President

BORROWERS:
PC MALL, INC.
By: /s/ Ted Sanders Name: Ted Sanders Title: Chief Financial Officer

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PC MALL SALES, INC.
By: /s/ Scott H. Mickelson Name: Scott H. Mickelson Title: Secretary

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ELINUX.COM, INC.
By: /s/ Ted Sanders Name: Ted Sanders Title: Secretary

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[PAGE INTENTIONALLY LEFT BLANK]

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WAREFORCE CORP.
By: /s/ William C. Neary Name: William C. Neary Title: Chairman of the Board

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COMPUTABILITY LIMITED
By: /s/ Kris Rogers Name: Kris Rogers Title: President

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AF SERVICES, LLC
By: /s/ Simon Abuyounes Name: Simon Abuyounes Title: President

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PC MALL GOV, INC.
By: /s/ Alan Bechara Name: Alan Bechara Title: President

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SIFY, INC.
By: /s/ Ted Sanders Name: Ted Sanders Title: Secretary

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ONSALE, INC.
By: /s/ Abdullatif Moubacher Name: Abdullatif Moubacher Title: Secretary

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AV ACQUISITION, INC.
By: /s/ Ted Sanders Name: Ted Sanders Title: Secretary

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GMR SYSTEMS, INC.
By: /s/ Alan Bechara Name: Alan Bechara Title: President

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MALL ACQUISITION 2, INC.
By: /s/ Ted Sanders Name: Ted Sanders Title: Secretary

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MALL ACQUISITION 3, INC.
By: /s/ Ted Sanders Name: Ted Sanders Title: Secretary

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MALL MARKETING, INC.
By: /s/ John Stimson Name: John Stimson Title: Secretary

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OSRP, LLC
By: /s/ Daniel DeVries Name: Daniel DeVries Title: President

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PC MALL CANADA, INC.
By: /s/ Kris Rogers Name: Kris Rogers Title: President

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